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                                                                    EXHIBIT 99.2

                             FOR IMMEDIATE RELEASE

                COREL CORPORATION ANNOUNCES REGULATORY APPROVAL
                          OF SHAREHOLDER RIGHTS PLAN

OTTAWA, CANADA -- FEBRUARY 25, 1999 -- Corel Corporation today announced that The Toronto Stock Exchange has today accepted notice for filing of Corel's shareholder rights plan (the "Plan") announced February 11, 1999.

The Plan is effective as of the close of business on February 25, 1999 and will be operative until the date of Corel's next Annual and Special Shareholders' Meeting on April 14, 1999. To remain effective, the Plan must be approved by more than 50 percent of the votes cast at that meeting.

As previously announced, the Plan has been adopted in order to provide Corel's Board of Directors and shareholders with sufficient time to assess and evaluate any take-over-bid and, in the event a bid is made, to provide the Board of Directors with an appropriate period of time to explore and develop alternatives which maximize shareholder value. The Plan is also intended to ensure that all of Corel's shareholders are treated equally if a bid is made. The Plan is not intended to deter take-over bids.



COREL CORPORATION

Corel Corporation is an internationally recognized developer of award-winning graphics and business productivity applications. Development of market-leading products such as the CorelDRAW(R) line of graphics applications and the Corel(R) WordPerfect(R) Suite of business tools is continually evolving to meet the demands of the corporate, retail and academic markets. Committed to performance, compatibility, value and open standards, Corel develops products for the Windows(R), Macintosh(R), UNIX(R), Linux(R) and Java(TM) platforms. Corel's common stock trades on The NASDAQ Stock MarketK under the symbol COSFF and on the Toronto Stock Exchange under the symbol COS. For more information visit Corel's Web site at www.corel.com.



Corel, WordPerfect, CorelDRAW and the Go Further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. UNIX is a registered trademark of The Open Group. All other product and company names are trademarks or registered trademarks of their respective companies.